Exhibit 99.1

Fox Corporation Forms Special Committee to Begin Exploring a

Potential Combination with News Corporation

New York, NY and Los Angeles, CA – October 14, 2022 – Fox Corporation (“FOX” or the “Company”) (Nasdaq: FOX, FOXA) announced today that the Company’s Board of Directors, following the receipt of letters from K. Rupert Murdoch and the Murdoch Family Trust, has formed a Special Committee composed of independent members of the Board (the “Special Committee”) to begin exploring a potential combination with News Corporation (“News Corp”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV).

The Special Committee, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, will thoroughly evaluate a potential combination with News Corp. The Special Committee has not made any determination at this time, and there can be no certainty that the Company will engage in such a transaction.

The Company does not intend to comment on or disclose further developments regarding the Special Committee’s work unless and until it deems further disclosure is appropriate or required.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations, and leading AVOD service Tubi. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. These statements, including those regarding the exploration of a potential combination with News Corporation, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements.

More detailed information is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

FOX Contacts

Press:

Brian Nick

310-369-3545

brian.nick@fox.com

IR:

Gabrielle Brown

212-852-7720

gabrielle.brown@fox.com

Dan Carey

212-852-7955

daniel.carey@fox.com